PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

October 31, 2016

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of Therapeutic Solutions International, Inc. of our report dated on October 31, 2016, with respect to the audited consolidated financial statements of Therapeutic Solutions International, Inc., included in Form 10-K for the years ended December 31, 2015 and 2014.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board